Exhibit 99.2

			Attachment to FORM 4

			JOINT FILER INFORMATION


Name and Address:				Caxton International Limited
						Princeton Plaza, Building 2
						731 Alexander Road
						Princeton, NJ 08540


Date of Event Requiring Statement:		11/28/07
Issuer and Ticker Symbol:			InFocus Corporation (INFS)
Relationship to Issuer:				10% Owner
Designated Filer:				Caxton Associates, L.L.C.


TABLE I INFORMATION

Title of Security:				Common Stock
Transaction Date				11/28/07
Transaction Code				S
Amount of Secuirities and Price			4,217,089 at $1.51 per share
Securities Acquired (A) or Disposed of (D)	D
Amount of Securities Beneficially Owned
	Following Reported Transactions		0
Ownership Form:                                 D
Nature of Indirect Beneficial Ownership:        N/A


Signature:			Caxton International Limited

By:	 /s/ Joseph Kelly
	Name:  Joseph Kelly
	Title:  Vice President and Treasurer

By:	 /s/ Maxwell Quin
	Name:  Maxwell Quin
	Title:  Vice President and Secretary